EXHIBIT 99.1
ProPetro Reports Financial Results for the Third Quarter of 2022
MIDLAND, Texas, November 1, 2022, (Business Wire) – ProPetro Holding Corp. ("ProPetro" or "the Company") (NYSE: PUMP) today announced financial and operational results for the third quarter of 2022.
Third Quarter 2022 and Recent Highlights
•Total revenue increased 6% to $333 million compared to $315 million for the second quarter of 2022.
•Net income of $10 million, or $0.10 per diluted share, compared to net loss of $33 million, or $(0.32) per diluted share, for the second quarter of 2022.
•Adjusted EBITDA(1) for the quarter increased 18% to $90 million or 27% of revenues, compared to $76 million or 24% of revenues for the second quarter of 2022.
•Effective utilization remained flat at 14.8 fleets compared to the second quarter of 2022.
•Net cash provided by operating activities of $72 million as compared to $78 million for the second quarter of 2022.
•Negative Free Cash Flow(2) was approximately $26 million as compared to positive Free Cash Flow of approximately $0.6 million for the second quarter of 2022.
•Completed the acquisition of Silvertip Completion Services Operating, LLC ("Silvertip"), a Permian Basin-focused provider of wireline perforating and pumpdown services, on November 1, 2022.
(1) Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures”.
(2) Free Cash Flow is a Non-GAAP financial measure and is described and reconciled to cash from operating activities in the table under “Non-GAAP Financial Measures".

Sam Sledge, Chief Executive Officer, commented, “We are pleased with our sequential top and bottom line growth this quarter, which were driven by exceptional execution from the ProPetro team. Consistent with our strategic goals of pursuing a more capital-light asset profile and next generation fleet, we divested our coiled tubing assets and acquired Silvertip, a provider of wireline perforating and pumpdown services. These actions underscore our commitment to optimizing our business while bringing new services and technologies and more efficient, environmentally responsible solutions to the Permian Basin.”

Sledge concluded, “We remain focused on evolving and industrializing our business into a vehicle that can provide more direct returns to our shareholders. We believe that the potential longevity of this cycle, coupled with our competitive position in the best resource play in the world, the Permian Basin, will continue to give us these opportunities. We’re proud of how our

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team continues to consistently perform for our customers through safe, reliable and predictable operational performance.”

David Schorlemer, Chief Financial Officer, commented, “We delivered strong Adjusted EBITDA performance with incremental Adjusted EBITDA margins of nearly 80% on stable effective fleet utilization in the third quarter due in large part to our successful pricing actions and ongoing fleet repositioning efforts. Our performance reflects how we’re generating improved profitability through our disciplined approach to asset deployment. We also continue to pursue accretive growth, and the acquisition of Silvertip we announced today is evidence of our intentions to pursue value-enhancing transactions. We believe our strong balance sheet, liquidity, and potent operational capabilities can lead to improved performance going forward. Looking ahead, we expect to generate an increasing free cash flow profile and enhance value for all ProPetro shareholders in 2023."

Third Quarter 2022 Financial Summary
Revenue was $333 million, compared to $315 million for the second quarter of 2022. Despite the Company's stable level of fleet utilization, the 6% increase in revenue is attributable to fleet repositioning and improved pricing.
Cost of services, excluding depreciation and amortization of approximately $30 million, increased to $224 million from $219 million during the second quarter of 2022. The 2% increase was attributable to the increased operational activity levels and cost inflation across all of our service lines in the third quarter of 2022.
General and administrative expense of $28 million increased from $25 million in the second quarter of 2022. General and administrative expense excluding non-recurring expense (net) of $9 million relating to legal settlement and expenses (net of insurance recovery), stock-based compensation, and other non-recurring expenses was $19 million, or 6% of revenue, which is flat compared to the second quarter of 2022.
Net income totaled $10 million, or $0.10 per diluted share, compared to net loss of $33 million, or $(0.32) per diluted share, for the second quarter of 2022.
Adjusted EBITDA increased to $90 million from $76 million for the second quarter of 2022. The increase in Adjusted EBITDA was primarily attributable to net pricing improvements, additional material revenue, and a favorable job mix.
Liquidity and Capital Spending
As of September 30, 2022, total cash was $43 million and the Company remained debt free. Total liquidity at the end of the third quarter of 2022 was $155 million, which included total cash balance and available borrowing capacity under the Company’s revolving credit facility.

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As of October 31, 2022, borrowings under the Company's ABL Credit Facility were $30 million and ProPetro's total liquidity was approximately $185 million, consisting of cash and cash equivalents of $88 million and $97 million of availability under our ABL Credit Facility.

Capital expenditures incurred during the third quarter of 2022 were $115 million, the majority of which related to maintenance expenditures and our previously announced Tier IV DGB conversions. Net cash used in investing activities from our statement of cash flow during the third quarter of 2022 was $98 million.

Guidance

Based on projected activity levels and ProPetro's purchase of additional Tier IV DGB pumps, the Company's outlook for full year 2022 cash capital expenditures is expected to be approximately $325 million, which will be shown in the statement of cash flows and which represents the midpoint of the prior range. We expect incurred capital expenditures to be slightly above the top end of the prior range of $350 million due to timing. Looking to next year and beyond, the Company expects capital expenditures to decrease and are accordingly focused on creating a more resilient company with the financial strength and flexibility to power ProPetro’s strategy to deliver returns to shareholders.

Additionally, based on our current calendar outlook for the fourth quarter of 2022, we anticipate to be in line with our prior second half of 2022 fleet guidance ranging between 14 and 15 fleets.

Acquisition of Silvertip

In a separate press release issued today, ProPetro announced the acquisition of Silvertip Completion Services Operating, LLC, a provider of wireline perforating and pumpdown services, together creating a leading completions-focused oilfield services company focused in the Permian Basin. The press release is available at https://ir.propetroservices.com.

Outlook

Mr. Sledge commented, “We are very excited to announce progress in the execution of several aspects of our strategy, inclusive of the continued optimization of our operations, our fleet transition momentum, and value-enhancing transactions, namely our recent acquisition of Silvertip. We will remain focused on enhancing value for shareholders and accelerating our ability to explore value-sharing and value-distribution strategies in the coming year.”

"Going forward, we expect the crude oil market to remain structurally undersupplied for the foreseeable future assuming production growth investments continue to lag, which we believe to

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be the case. In light of the limited visibility due to the overhang of a potential global recession, we are anticipating steady-to-flat activity through the end of this fiscal year and into the first quarter of 2023. As we look ahead, while at a slower pace, pricing momentum in the top half of the market continues to be strong. The sense of urgency among our customers and ProPetro's addressable market remains intense, and we are optimistic that opportunities will continue to surface to expand margins.”

Conference Call Information
The Company will host a conference call at 8:00 AM Central Time on Wednesday, November 2, 2022, to discuss financial and operating results for the third quarter of 2022. The call will also be webcast on ProPetro’s website at www.propetroservices.com. To access the conference call, U.S. callers may dial toll free 1-844-340-9046 and international callers may dial 1-412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-877-344-7529 for U.S. callers, 1-855-669-9658 for Canadian callers, as well as 1-412-317-0088 for international callers. The access code for the replay is 5206703.
About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information visit www.propetroservices.com.
Forward-Looking Statements
Except for historical information contained herein, the statements and information in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “may,” “could,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” and other expressions that are predictions of, or indicate, future events and trends and that do not relate to historical matters identify forward‑looking statements. Our forward‑looking statements include, among other matters, statements about our business strategy, industry, future profitability, expected fleet utilization, sustainability efforts, the future performance of newly improved technology, expected capital expenditures and the impact of such expenditures on our performance and capital programs. A forward‑looking statement may include a statement of the assumptions or bases underlying the forward‑looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.

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Although forward‑looking statements reflect our good faith beliefs at the time they are made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the volatility of oil prices, the operational disruption and market volatility resulting from the COVID-19 pandemic, the global macroeconomic uncertainty related to the Russia-Ukraine war, general economic conditions, including the impact of continued inflation and the risk of a global recession, and other factors described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the Securities and Exchange Commission (the “SEC”). In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it, including matters related to shareholder litigation. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law.

Investor Contacts:

David Schorlemer
Chief Financial Officer
david.schorlemer@propetroservices.com
432-227-0864

Matt Augustine
Investor Relations
matt.augustine@propetroservices.com
432-848-0871

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EXHIBIT 99.1

PROPETRO HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
REVENUE - Service revenue	$333,014	$315,083	$250,099
COSTS AND EXPENSES
Cost of services (exclusive of depreciation and amortization)	224,118	218,813	188,690
General and administrative (inclusive of stock-based compensation)	28,190	25,135	21,348
Depreciation and amortization	30,417	31,462	33,531
Impairment expense	—	57,454	—
Loss on disposal of assets	36,636	22,485	12,424
Total costs and expenses	319,361	355,349	255,993
OPERATING INCOME (LOSS)	13,653	(40,266)	(5,894)
OTHER INCOME (EXPENSE):
Interest expense	(237)	(669)	(143)
Other income (expense)	(616)	6	(309)
Total other income (expense)	(853)	(663)	(452)
INCOME (LOSS) BEFORE INCOME TAXES	12,800	(40,929)	(6,346)
INCOME TAX (EXPENSE) BENEFIT	(2,768)	8,069	1,279
NET INCOME (LOSS)	$10,032	$(32,860)	$(5,067)

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$0.10	$(0.32)	$(0.05)
Diluted	$0.10	$(0.32)	$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	104,372	104,236	103,257
Diluted	105,070	104,236	103,257

EXHIBIT 99.1

PROPETRO HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$43,208	$111,918
Accounts receivable - net of allowance for credit losses of $217 and $217, respectively	210,522	128,148
Inventories	3,944	3,949
Prepaid expenses	4,026	6,752
Short-term investment, net	8,503	—
Other current assets	30,038	297
Total current assets	300,241	251,064
PROPERTY AND EQUIPMENT - net of accumulated depreciation	841,513	808,494
OPERATING LEASE RIGHT-OF-USE ASSETS	600	409
OTHER NONCURRENT ASSETS:
Other noncurrent assets	1,252	1,269
Total other noncurrent assets	1,252	1,269
TOTAL ASSETS	$1,143,606	$1,061,236

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$187,381	$152,649
Operating lease liabilities	490	369
Accrued and other current liabilities	65,946	20,767
Total current liabilities	253,817	173,785
DEFERRED INCOME TAXES	59,127	61,052
NONCURRENT OPERATING LEASE LIABILITIES	124	97
Total liabilities	313,068	234,934
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 30,000,000 shares authorized, none issued, respectively	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 104,426,520 and 103,437,177 shares issued, respectively	104	103
Additional paid-in capital	860,075	844,829
Accumulated deficit	(29,641)	(18,630)
Total shareholders’ equity	830,538	826,302
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,143,606	$1,061,236

EXHIBIT 99.1

PROPETRO HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(11,012)	$(33,953)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	93,734	100,253
Impairment expense	57,454	—
Deferred income tax expense (benefit)	(1,926)	(11,639)
Amortization of deferred debt issuance costs	720	405
Stock-based compensation	18,128	8,405
Provision for credit losses	—	282
Loss on disposal of assets	75,240	40,500
Unrealized loss on short-term investment	3,349	—
Non cash income from settlement with equipment manufacturer	(2,668)	—
Changes in operating assets and liabilities:
Accounts receivable	(82,374)	(65,244)
Other current assets	(29,647)	325
Inventories	6	(747)
Prepaid expenses	2,847	6,027
Accounts payable	7,117	64,237
Accrued and other current liabilities	43,983	408
Net cash provided by operating activities	174,951	109,259
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(247,164)	(87,700)
Proceeds from sale of assets	7,207	2,151
Net cash used in investing activities	(239,957)	(85,549)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of insurance financing	—	(5,473)
Payment of debt issuance costs	(824)	—
Proceeds from exercise of equity awards	963	3,365
Tax withholdings paid for net settlement of equity awards	(3,843)	(5,773)
Net cash used in financing activities	(3,704)	(7,881)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(68,710)	15,829
CASH AND CASH EQUIVALENTS - Beginning of period	111,918	68,772
CASH AND CASH EQUIVALENTS - End of period	$43,208	$84,601

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Reportable Segment Information

	Three Months Ended
	September 30, 2022			June 30, 2022
(in thousands)	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total

Service revenue	$330,780	$2,234	$333,014	$309,445	$5,638	$315,083
Adjusted EBITDA	$102,550	$(12,550)	$90,000	$86,291	$(10,344)	$75,947
Depreciation and amortization	$29,736	$681	$30,417	$30,528	$934	$31,462
Capital expenditures	$112,865	$2,258	$115,123	$83,170	$5,911	$89,081

Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provide useful information to investors in assessing our financial condition and results of operations. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA, and net cash from operating activities is the GAAP measure most directly comparable to Free Cash Flow. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA or Free Cash Flow in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA and Free Cash Flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

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Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended
	September 30, 2022			June 30, 2022
(in thousands)	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total
Net income (loss)	$46,805	$(36,773)	$10,032	$(24,392)	$(8,468)	$(32,860)
Depreciation and amortization	29,736	681	30,417	30,528	934	31,462
Impairment expense	—	—	—	57,454	—	57,454
Interest expense	—	237	237	—	669	669
Income tax expense (benefit)	—	2,768	2,768	—	(8,069)	(8,069)
Loss (gain) on disposal of assets	22,850	13,786	36,636	22,680	(195)	22,485
Stock-based compensation	—	3,306	3,306	—	3,458	3,458
Other expense (income)(2)(3)	(2,668)	3,284	616	—	(6)	(6)
Other general and administrative expense, (net) (1)	4,775	145	4,920	21	1,333	1,354
Severance expense	1,052	16	1,068	—	—	—
Adjusted EBITDA	$102,550	$(12,550)	$90,000	$86,291	$(10,344)	$75,947

(1)Other general and administrative expense, (net of reimbursement from insurance carriers) primarily relates to nonrecurring professional fees paid to external consultants in connection with the Company's audit committee review, SEC investigation, shareholder litigation, legal settlement to a vendor and other legal matters, net of insurance recoveries. During the three months ended September 30, 2022 and June 30, 2022, we received approximately $3.4 million and $2.4 million, respectively, from our insurance carriers in connection with the SEC investigation and shareholder litigation.
(2)Includes $10.7 million of net tax refund (net of advisory fees) received in March 2022 from the Texas Comptroller of Public Accounts in connection with limited sales, excise and use tax beginning July 1, 2015 through December 31, 2018.
(3)Includes $2.7 million non cash income from fixed asset inventory received as part of a settlement of warranty claims with an equipment manufacturer and a $3.3 million unrealized loss on short-term investment.
Reconciliation of Cash from Operating Activities to Free Cash Flow

	Three Months Ended
(in thousands)	September 30, 2022	June 30, 2022

Cash from Operating Activities	$71,643	$78,138
Cash used in Investing Activities	(98,389)	(77,520)
Free Cash Flow	$(26,746)	$618